As filed with the Securities and Exchange Commission on August 18, 2000
                              Registration No. 333

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                          GLOBALNET FINANCIAL.COM, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                                       06-1489574
-------------------------------               ----------------------------------
(State or other jurisdiction of               I.R.S. Employer Identification No.
 incorporation or organization)

        7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433
        ----------------------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                                Michael S. Jacobs
                      7284 W. Palmetto Park Road, Suite 210
                            Boca Raton, Florida 33433
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (561) 417-8053
                                 --------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                             Leonard H. Bloom, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                            Miami Center, Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                  Proposed maximum        Proposed maximum
 Title of securities to be     Amount to be      offering price per      aggregate offering          Amount of
        registered              registered             share                    price            registration fee
--------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value                 1,164,987          $     12.78              $14,888,534(1)          $     3,931
--------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value,                                   $     14.25              $ 3,562,500(2)          $       941
underlying warrants               250,000
--------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value,                                   $     15.50              $ 5,425,000(2)          $     1,432
underlying warrants               350,000
--------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value,                                   $     15.62              $   976,000(2)          $       258
underlying warrants                62,500
--------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value,                                   $     17.25              $ 4,743,750(2)          $     1,252
underlying warrants               275,000
--------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value,                                   $     23.25              $ 3,487,500(2)          $       921
underlying warrants               150,000
--------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                              $     8,735
--------------------------------------------------------------------------------------------------------------------

         (1)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), promulgated under the Securities Act of 1933.

         (2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g), promulgated under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Commission, acting pursuant to
Section 8(a), may determine.

--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                   PROSPECTUS

                     SUBJECT TO COMPLETION, AUGUST 18, 2000

                        2,252,487 Shares of Common Stock

                          GLOBALNET FINANCIAL.COM, INC.

         Certain of our stockholders are offering a total of 2,252,487 shares of our common stock, pursuant to this prospectus, consisting of 1,164,987 shares of common stock and 1,087,500 shares of common stock issuable upon the exercise of warrants.

     The selling stockholders may sell their shares in one or more transactions in the over-the-counter market, on The Nasdaq National Market or on any other exchange on which our common stock may be listed. They may also sell in privately negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell their shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933. We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders on account of their sales of the shares from time to time. We will indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933. See "How the Shares May be Distributed."

     We will not receive any proceeds from the sale of these shares but may receive up to $18,195,000 upon exercise of the warrants. Our common stock is quoted on The Nasdaq National Market under the symbol "GLBN".

The securities offered hereby involve a high degree of risk and should be considered only by such persons capable of bearing the economic risk of such investment. You should carefully consider the "Risks of Investing in Our Shares" section beginning on page 4 of this prospectus.

You should rely on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give any information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August __, 2000.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary........................................................... 1

About GlobalNet Financial.com, Inc. ......................................... 1

Risks of Investing in Our Shares............................................. 3

Proceeds from the Sale of Shares.............................................11

Selling Stockholders.........................................................12

How the Shares May Be Distributed............................................13

Legal Opinion................................................................14

Experts......................................................................14

Where You Can Find More Information..........................................15

Incorporation of Certain Information by Reference............................15

As used in this Prospectus, the terms "we," "us," "our," and "the Company" mean GlobalNet Financial.com, Inc. (unless the context indicates a different meaning) and the term "common stock" means GlobalNet Financial.com, Inc.'s common stock, $.001 par value per share.

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

About GlobalNet

         We are a rapidly expanding international financial portal providing online financial news, investment tools, and transaction services. We are developing a global network of country-centric financial content websites in local market languages as well as a network of transaction execution platforms in order to position ourselves as an international financial services provider. Our business plan is to generate traffic for our financial content sites by partnering with leading Internet players and then to drive visitors from our highly trafficked financial content websites to our network of transaction execution platforms in which we maintain substantial ownership interests. In this manner, we seek to reduce our user and account acquisition costs.

         We conduct our financial content operations predominantly as the exclusive provider of financial content and in certain cases the exclusive provider of financial services for leading Internet Service Providers and portals. These services are provided by us as the "Money Channel" for the Internet Service Providers or portals. As a result, when a user clicks on the "Money Channel" button on a host Internet Service Provider's or portal's home page, the user is linked to our website. We provide Money Channel services to Freeserve plc, the United Kingdom's leading Internet Service Provider, World Online, the largest pan-European Internet Service Provider and portal and Scandinavia OnLine, the dominant consumer Internet portal across Scandinavia. We currently operate, directly or through joint ventures, financial content websites focusing on the financial markets of the United Kingdom, the United States, Italy, Canada, France, Germany, Spain, Scandinavia, Denmark and Holland. We also provide financial news, content and e-finance commerce platforms, including online trading, to British Telecommunication's network of Wireless Application Protocol mobile phone users.

         Our websites are designed to generate online trading of securities and other investment products. We are creating an international network of online transaction businesses in which we maintain substantial equity ownership interests, including online trading for North American and European stocks, foreign exchange, and other financial services such as insurance. We have launched www.GlobalNeTrader.com, our platform for the online trading of United States securities, www.StockAcademy.com, our platform for the onlinet trading of United Kingdom securities, www.Matchbookfx.com for global foreign exchange trading and www.InsuranceWide.com, offering a full spectrum of insurance products in the United Kingdom. Management is currently developing additional websites and online trading platforms.

         We also seek to participate in the dramatic growth in the Internet and Technology industries, and, to this end, we have made investments in Internet and technology companies as well as Internet and technology funds. In most cases these investments are in conjunction with joint ventures and business relationships. We recently formed a digital commerce and knowledge-based industries investment and operating vehicle, GlobalEuroNet Group, Inc., in which we invested $3.2 million, or a 24% equity interest. GlobalEuroNet Group, Inc. subsequently raised approximately $43.2 million in investment capital from other sources.

         Our historical business model focused on revenues from online trading platforms as well as from advertising in e-commerce and participating in the earnings of other transaction execution platforms in which we maintain ownership interest. Under an expanded business model, we will seek to derive significant increased revenues and pretax profits through brokerage services for which commissions are payable. We believe that we will be able to integrate our global financial content and execution platforms for both US and non-US investors with a traditional broker dealer business.

         To that end, we recently acquired Dalton Kent Securities Group, Inc., a full service broker dealer offering stocks, bonds and mutual funds to domestic and international investors. The prime objective of this acquisition is to allow us to branch into traditional brokerage services. In connection with the acquisition, we issued an aggregate of 1,450,000 shares of our common stock to the stockholders of Dalton Kent Securities Group, Inc.

         Our business model also includes seeking to create stockholder and balance sheet value from the creation of joint ventures with, and/or investments in, companies which have the ability to become public or to be sold over a short term. Management believes that the opportunities open to us are driven by the following principal factors:

o an anticipated continued rapid growth in usage of the Internet nationally and internationally

o an increasing acceptance of the Internet as a secure medium through which to conduct e-commerce

o an increasing world-wide demand for financial news, information and investment tools

o positioning ourselves to capitalize upon the anticipated growth in the number of online financial transactions in the United Kingdom and continental Europe

         Our principal corporate office is located at 7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433, and our telephone number is (561) 417-8053.

The Offering

Common Stock offered by the
selling stockholders ........................ 2,252,487 shares

Common Stock outstanding .................... 16,196,214 shares of Common
                                              Stock and 34,225,000 shares
                                              of Class A Common Stock
                                              (each 10 shares of Class A
                                              Common Stock have the voting,
                                              dividend and equity rights
                                              equivalent to 1 share of
                                              Common Stock)

Use of Proceeds ............................. We will not receive any of the proceeds from the sale of
                                              these shares of common stock,
                                              but we may receive funds upon
                                              the exercise of the warrants.
                                              Any such funds will be used by
                                              us for working capital. See
                                              "Proceeds from the Sale of Shares"
                                              and "Selling Stockholders."

                        RISKS OF INVESTING IN OUR SHARES

         You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our combined financial statements and the related notes thereto incorporated by reference from our filings with the Securities and Exchange Commission. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We Have Incurred Substantial Losses and Anticipate Significant Losses for the Foreseeable Future

         We have incurred net losses and negative cash flow from operations since inception, and as of June 30, 2000 had an accumulated deficit of $46,447,693. We intend to continue to invest heavily in the areas of tactical acquisitions, sales and marketing, and administration. As a result, we expect to continue to incur substantial operating losses for the foreseeable future, and we may not achieve or sustain profitability.

         For the foreseeable future, we expect to incur significant expenses for:

o        tactical acquisitions;

o        retaining and recruiting experienced management;

o        developing additional infrastructure; and

o operating costs related to the Company's rapidly expanding financial Internet content and transaction execution businesses.

We cannot be certain that we can achieve sufficient revenues in relation to our expenses to ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

We have a limited operating history in the area of online financial services.

         We have been engaged in the current Internet business since October 1998. Many of our investments in international joint ventures are in a preliminary stage of development. We have a limited operating history in the Internet business upon which our performance and prospects can be evaluated. We face the risks frequently encountered by expanding companies. These risks include the potential inability to compete with more established firms and to retain and maintain key personnel, as well as uncertainty as to which areas to target for growth and expansion and as to the source of funding for operations and expansion.

We have a limited operating history in the area of online trading.

         We anticipate deriving a significant portion of our revenues from online transaction executions. We have only recently introduced online trading in foreign exchanges and domestic securities and we plan to offer online trading in non-United States securities. In addition, we plan to offer other investment and financial products online. Lack of international online trading and transaction execution operating history and the risks inherent in any new business area make it impossible to accurately predict the extent of revenues that may be generated from these activities, or whatever such activities will ultimately be profitable.

Advertising revenues and sponsorships are uncertain.

         We anticipate deriving revenues from the sale of domestic and international Internet-based advertising. None of our senior management team has any significant experience in selling advertising on the Internet or any other medium. If we are unable to attract and retain paying advertising customers or if we are forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, our anticipated level of advertising revenue will be adversely affected.

         Use of the Internet by overseas consumers is at an early stage of development and international market acceptance of the Internet as a medium for information, commerce and advertising is still subject to a degree of uncertainty. In order for us to generate advertising revenues, European advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our Internet sites. Our management believes that most international and specifically, European advertisers and advertising agencies, have limited experience with the Internet as an advertising medium and international and specifically, European advertisers have not devoted a significant portion of their advertising budgets to Internet-related advertising to date. Our management cannot assure investors that international and specifically, European advertisers or advertising agencies, will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, that they will find Internet-based advertising to be more effective than advertising in traditional media, or that they will decide to advertise on our Internet sites.

We are dependent on third parties for user access.

         Management believes that the ability to advertise our Internet sites and online transaction capabilities on other Internet sites and the willingness of the owners and operators of such sites to direct users to our Internet sites through hypertext links are critical to the success of our Internet operations. Other Internet sites, particularly search/index guides and other companies with the strategic ability to direct user traffic, significantly affect traffic to our domestic and international Internet sites. While we believe that these other sites will direct traffic to our Internet sites, no assurance can be given that we can establish or maintain such arrangements in the future.

         In particular, we are dependent on our ongoing relationships with Freeserve plc, World Online International and Scandinavia Online, three prominent international providers of Internet access to consumers. The termination of any of these relationship could have a material adverse effect on our business and prospects.

We are dependent on third parties for content development.

         Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with, and using content and products provided by, third-party vendors. These third party vendors include, among others, Telescan, Inc. and Stockpoint, Inc. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory relationships with such third parties on terms acceptable to them, or if any competitors are better able to leverage such relationships, our business will be harmed.

Acquisitions and joint ventures may disrupt or otherwise have a negative impact on our business.

         We intend to enter into new business opportunities and ventures as part of our business plan. Typically, such opportunities require extended negotiations, the investment of a substantial amount of capital, and substantial burdens on our management personnel and our financial and operational systems. We cannot assure investors that such acquisitions or ventures will ever achieve profitability.

We are subject to technological changes.

         The market for Internet-based products and services is characterized by rapid technological developments and frequent Internet product introductions. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services. We cannot assure investors that we will be successful in responding quickly, cost effectively and sufficiently to these developments.

         In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures and to modify or adapt our Internet sites and services. New or modified Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could harm our business.

We may experience system interruptions.

         The satisfactory performance, reliability, and availability of our Internet sites and our computer network infrastructure are critical to attracting Internet users. System interruptions which result in the unavailability of our Internet sites or slower response times for users reduce the attractiveness of our Internet sites to users and could harm our business.

Our intellectual property rights may be challenged.

         We are developing proprietary Internet software and have filed applications for certain trademarks, trade names, service marks, domain names and other proprietary rights which we either currently have or may have in the future and which we believe to be important to our Internet business. Even though we have registered some domain names, given the uncertain application of existing copyright and trademark laws to the Internet, we cannot assure investors that existing laws will provide adequate protection for our technologies, sites or registered domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do, given, among other things, the global nature of the Internet. In addition, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by us or our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

We are subject to continuing currency exchange risks.

         A significant proportion of our revenues are, and will be, received in non-United States currencies. We anticipate that in the future an increasing proportion of our revenues will be received in Euro dollars. This may give rise to an exchange risk against United States dollars.

         The introduction of the Euro dollar may have a wide range of macro-economic effects, resulting, among other things, in interest rates, levels of economic activity, and asset values being different from what they would otherwise have been. We are unable to predict these macro-economic effects or their impact on the demand for our services or on our revenues or costs.

There are substantial risks in foreign markets.

         We have entered into agreements with joint venture partners to conduct our Internet business outside of the United States. Our inability to find additional joint venture partners could slow down our anticipated overseas growth. If we cannot find a suitable joint venture partner in a given foreign market, we may not enter that market. Conducting business outside the United States will require us to become familiar with and to comply with foreign laws, rules, regulations and customs. We cannot be certain that our failure to comply with foreign laws, rules and regulations of which we are not aware will not harm our business.

         Further risks are inherent in international operations, including the following:

o        differing levels of Internet use in other countries;
o customers agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;
o foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade or investment;
o intellectual property rights may be more difficult to enforce in foreign countries;
o general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;
o unexpected changes in foreign laws or regulatory requirements may occur; and
o compliance with a variety of foreign laws and regulations and the overlap of different tax structures may be costly and time consuming.

We are subject to evolving internet regulations.

         New laws, guidelines and regulations may be adopted covering areas such as access, content, taxation, encryption, communications and pricing and quality of Internet products, services and online trading. As a provider of Internet products and services, we may be subject to the provisions of existing and future laws, guidelines and regulations that could be applied to our operations. Such laws, guidelines and regulations could limit the growth of the Internet and harm our business.

Expansion of our business model may have a material adverse effect.

         We are, through our recent acquisition of Dalton Kent Securities Group, Inc., in the process of expanding our business model from being primarily an international financial portal providing financial news, investment tools and transaction services, to being part of, and controlling, a company that is a full service broker dealer offering stocks, bonds, options and mutual funds to domestic and international investors. We have limited experience in the full service broker dealer industry and we will be relying extensively upon the experience of the management of Dalton Kent Securities Group, Inc. We have not previously worked with Dalton Kent Securities Group, Inc. management, and therefore, the integration of our management teams may create administrative and policy problems, which, if not satisfactorily addressed, could have a material adverse effect on our operations.

         The decision to expand our business model also means that we must develop and depend upon a different operational infrastructure than the one which supported our current business model, and substantially modify our approaches to service development and sales and marketing. Our infrastructure must be changed to support three separate kinds of businesses (development of online trading of securities, traditional brokerage services and providing financial information) that need to be seamlessly integrated. This will require substantial changes in information technology and databases, mechanisms and methods of delivery of products and services, administrative functions, and use of personnel resources. There are substantial risks that we will fail, to some degree, to sufficiently recast our infrastructure and integrate the three key components of the new business model and/or to re-focus service development and sales and marketing on the expanded business model. Such failures, if and to the extent they occur, are likely to have material adverse effects upon our business, financial condition, results of operations and prospects.

The transition to our expanded business model may adversely effect our operating results.

         Our transition to the expanded business model has placed, and will continue to place, a significant strain on our management and operations. Our future operating results will depend, in part, on our ability to continue to broaden our senior and middle management groups and administrative infrastructure, and our ability to attract, hire and retain skilled employees, particularly in product development, marketing and sales, web site design and information technology.

         Because the expanded business model is novel for the Company, our attempts to anticipate revenues and costs, to prepare budgets which organize the implementation of our transition to the expanded business model, and to make decisions regarding obtaining third-party financing that may be required, will generally be based upon theoretical assumptions. Future events and results may differ drastically from those planned or anticipated, which, if negative, would result in a material adverse effect on our business, financial condition, results of operations and prospects.

         The substantial risks discussed above are magnified by the rapid pace at which we are attempting to complete the transition to the expanded business model. This rapid pace increases the likelihood of the mistakes and failures and increases the risks of the likelihood of resulting material adverse effects that could damage our business, financial condition, results of operations and prospects.

We do not integrate our services effectively in order to compete in the marketplace.

         The markets for (i) online brokerage services, (ii) internet financial news content and transaction services, client software and Internet-based trading tools and (iii) traditional brokerage services are intensely competitive and rapidly evolving, and we believe that substantial consolidation of those three products and services will occur in the industry. The expanded business model embraces this evolution and consolidation. However, we believe that due to the current and anticipated rapid growth of the market for our consolidated services, competition, as well as consolidation, will substantially increase and intensify in the future. We believe our ability to compete will depend upon many factors both within and outside our control. These include: the timing and market acceptance of new services and enhancements developed by us and our competitors; our ability to integrate the respective businesses in an orderly, efficient and otherwise successful manner; the operation and support of efficient, materially error-free Internet-based systems; product and service functionality; data availability; ease of use; pricing; reliability; customer service and support; and sales and marketing efforts.

We face risks associated with fluctuations in the securities and financial markets.

         Our current and planned products and services are, and will be marketed to, customers who invest or trade in the securities and financial markets. To the extent that interest in investing or trading decreases due to volatility in the securities or financial markets, tax law changes, recession, depression, or otherwise, our business, financial condition, results of operations and prospects could be materially adversely affected. It is also possible, if not likely, that increased losses by customers that occur as a result of any such recession, depression or other negative event will increase the quantity and size of legal claims made against us.

We are subject to ongoing securities regulation in the United States and overseas.

         The securities industry in the United States and other countries is subject to extensive regulation under both federal and state laws. In the United States, the Securities and Exchange Commission, state securities commissions, the National Association of Securities Dealers, Inc. and other self-regulatory organizations such as the various stock exchanges, require strict compliance with their rules and regulations. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping, the conduct of directors, officers and employees and the maintenance of certain levels of capital. We will also be subject to regulation by foreign governments of any foreign broker-dealers associated with us and will be subject to the foreign rules and regulations pertaining to the trading of foreign equity in overseas markets. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders, suspension or expulsion, any of which could harm our business.

We are dependent on key personnel.

         Our business depends upon the services of our executives and certain key personnel, including Stanley Hollander, President, Chief Executive Officer and Chairman of the Board of Directors; Alan L. Jacobs, Executive Vice President; Michael S. Jacobs, Chief Strategy Officer, William Hodgson, Chief Operating Officer; Richard Guest, Chief Financial Officer, Ron R. Goldie, General Counsel and Richard Hefter, Editor-in-Chief. We cannot be certain that such officers and directors will remain our employees in any particular capacity. We cannot be certain that we will be able to successfully attract and retain key personnel. The loss of the services of any one or more of such key personnel or the inability to attract such key personnel could harm our business. Currently we do not maintain key man life insurance on any of our executives or key personnel.

There are risks associated with the securities industry.

         The securities business is volatile and is directly affected by the following factors, among others, many of which are beyond our control:

o        national and international political and economical conditions
o        broad trends in business and finance
o        fluctuations in volume and price levels of securities transactions
o        client default on commitments (such as margin obligations)
o        litigation
o        employee's misconduct, errors and omissions
o        regulation at federal and state levels
o        the emergence of numerous discount brokers
o        increased use of technology
o a steady decrease in the commissions charged to clients of discount brokerage services

         Losses associated with these risks could harm our business and have a material adverse effect on our business and results of operations.

Risks relating to forward looking statements.

         Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes," anticipates," "may," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements), expressed or implied by these forward-looking statements, to be substantially different from those predicted. The factors that could affect our actual results include the following:

o general economic and business conditions, both nationally and internationally

o competition in the Internet industry, both nationally and internationally

o        changes in business strategy or development plans

o technological, evolving industry standards, or other problems that could delay the sale of our services or products

o our inability to protect our trade secrets, operate without infringing upon the proprietary rights of others, or prevent others from infringing on our proprietary rights

o our inability to obtain sufficient financing to continue to expand operations

o problems associated with the acquisition of other businesses, including the integration of management.

         Certain of these factors are discussed in more detail elsewhere in this prospectus, including under the caption "Risks of Investing in Our Shares." You should consider carefully the risks described in this prospectus or detailed from time to time in our filings with the Securities and Exchange Commission.

         We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

                          PROCEEDS FROM SALE OF SHARES

         We will not receive any proceeds from the sale of the shares of common stock being offered. However, we may receive up to $18,195,000 upon exercise of the warrants. Any such proceeds will be used for working capital and other corporate purposes.

         We expect to incur expenses of approximately $35,000 in connection with the registration of the shares.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the ownership of our common stock by selling stockholders as of the date of this prospectus.

                                                 Beneficial                                         Beneficial
                                             Ownership of Common                               Ownership of Common
                                          Stock Before Offering(1)     Number of Shares       Stock After Offering(4)
                                          ------------------------          Being             -----------------------
      Selling Stockholders                Number     Percentage(2)        Offered(3)          Number    Percentage(2)
--------------------------------          ------     -------------     -----------------      ------    -------------
David Avidon                             199,538          1.1               61,926           137,612         *
Martin Banbury                            20,156          *                 20,156                 0         *
Glenn Beyer                              199,538          1.1               61,926           137,612         *
Thorbjorn Brevik                           8,320          *                  8,320                 0         *
Doyne Investments Limited                 43,770          *                 43,770                 0         *
Camden Commercial Services                72,795(5)       *                 72,795                 0         *
Christopher Thomas Edge and
   James Hay Pension Trustees
   Limited                                 8,665          *                  8,665                 0         *
Steven Chananya                          119,728          *                 37,157            82,571         *
Edgeport Nominees Limited                  2,500          *                  2,500                 0         *
Jon DeMichiel                             13,305          *                  4,129             9,176         *
Ned Dubofsky                              66,517          *                 20,640            45,877         *
Alan Elkes                               199,538          1.1               61,926           137,612         *
Justyn Feldman                           199,538          1.1               61,926           137,612         *
S. Gostick                                 1,829          *                  1,829                 0         *
Selwyn Herring                            67,190          *                 67,190                 0         *
Knut Aune Jonassen                         4,316          *                  4,316                 0         *
Clifford Lockyer                         134,368          *                134,368                 0         *
Molia Holding AS                          35,560          *                 35,560                 0         *
Scott Lustig                              26,611          *                  8,259            18,352         *
Momento SOL AS                            16,813          *                 16,813                 0         *
Online PLC                                33,000          *                 33,000                 0         *
David Mugrabi                            199,538          1.1               61,926           137,612         *
R. Posner                                  2,741          *                  2,741                 0         *
S. Rashid                                  4,117          *                  4,117                 0         *
David Reimer                             199,538          1.1               61,926           137,612         *
Scandinavia Online A/S (Denmark)          23,915          *                 23,915                 0         *
Scandinavia Online AB (Sweden)            71,745          *                 71,745                 0         *
Schibsted Multimedia AS                   19,006          *                 19,006                 0         *
Daniel Schapiro                           26,611          *                  8,259            18,352         *
SOL AS (Norway)                          135,514          *                135,514                 0         *
SoloSearch                                 3,334          *                  3,334                 0         *
TradinGear                                35,000          *                 35,000                 0         *
Elvind Trondsen                            3,677          *                  3,677                 0         *
Gavin Whichello                            9,000          *                  9,000                 0         *
Twice International, S.A                 250,000(6)       1.3              250,000                 0         *
Brian White                               20,156          *                 20,156                 0         *
Del Mar Consulting Group, Inc.           425,000(7)       2.16%            350,000            75,000         *
Fontonelle LLC                           308,000(8)       1.57%            150,000           158,000         *
National Bank Financial Corp.            627,588(9)       3.19%            275,000           352,588         1.8%

---------------
    * Represents less than 1%.

(1) Represents shares beneficially owned by the named individual, including shares of common stock that the person has the right to acquire within 60 days of the date of this prospectus. Unless otherwise noted, all persons listed have sole voting and sole investment power.

(2) Based on 16,196,214 shares of common stock issued and outstanding as of the date of this prospectus and 34,225,000 shares of Class A common stock issued and outstanding. Each 10 shares of Class A common stock has the voting equivalent of 1 share of Common Stock.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares of common stock offered shall be determined from time to time by each selling stockholder in his or her sole discretion.

(4) Assumes all the shares of common stock are sold pursuant to this prospectus and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this prospectus.

(5) Includes 62,500 shares of common stock issuable upon the exercise of certain warrants at an exercise price of $15.62 per share.

(6) Represents 250,000 shares of common stock issuable upon the exercise of certain warrants at an exercise price of $14.25 per share.

(7) Includes 350,000 shares of common stock issuable upon the exercise of certain warrants at an exercise price of $15.50 per share.

(8) Includes 150,000 of common stock issuable upon the exercise of certain warrants at an exercise price of $23.25 per share.

(9) Includes 275,000 shares of common stock issuable upon the exercise of certain warrants at an exercise price of $17.25 per share.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders have advised us that they may from time to time sell all or a portion of the shares offered in one or more transactions in the over-the-counter market, on The Nasdaq National Market, or on any other exchange on which the common stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Neither we nor the selling stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders on account of their sales of the shares from time to time.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act of 1933. Furthermore, in the event of a "distribution" of securities, the selling stockholders, any selling broker-dealer, and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which prohibits certain activities for the purpose of pegging, fixing or stabilizing the price of securities in connection with an offering.

         Under the securities laws of certain states, the shares may be sold only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements.

         We will pay certain expenses in connection with this offering, estimated to be approximately $35,000 but we will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the selling stockholders. We have agreed to indemnify the selling stockholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act of 1933. The selling stockholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                  LEGAL OPINION

         Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, is giving an opinion regarding the validity of the offered shares of common stock.

                                     EXPERTS

         The financial statements included in our annual report on Form 10-KSB for the year ended December 31, 1999, incorporated by reference in this prospectus have been audited by Richard A. Eisner & Company, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. Whenever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

         We also file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the SEC's website at: http://www.sec.gov.

         Quotations for the prices of our common stock appear on The Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

         We incorporate by reference the following filings and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o The description of the common stock contained in our registration statement on Form 8-A, filed on May 12, 1999, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description;

         o Our Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on March 30, 2000;

         o Our Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2000 and June 30, 2000, filed on May 15, 2000 and August 11, 2000 respectively;

         o        Our Current Report on Form 8-K filed on August 15, 2000; and

         o        Our Current Report on Form 8-K filed on August 17, 2000.

         We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, with respect to the common stock covered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, as permitted by the Securities and Exchange Commission's rules and regulations. For further information with respect to us and the common stock offered under this prospectus, please refer to the Registration Statement, including the exhibits, copies of which may be obtained from the locations described above. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

         You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at:

                          GlobalNetFinancial.com, Inc.
                           7284 W. Palmetto Park Road
                                    Suite 210
                            Boca Raton, Florida 33433
                                 (561) 417-8053
                         Attention: Corporate Secretary

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Our Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law.

           We maintain a directors and officers' liability policy providing insurance on behalf of any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person's status as such. This two-year policy has a $25.0 million coverage limit per occurrence and a $25.0 million limit in the aggregate. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                     PART II
                       INFORMATION REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         GlobalNetFinancial, Inc. (the "Company") estimates that its expenses in connection with this registration statement will be as follows:

        Securities and Exchange Commission registration fee    $   8,735
        Legal fees and expenses                                   20,000
        Accounting fees and expenses                               5,000
        Miscellaneous                                              1,265
                                                               ---------
                        Total                                  $  35,000
                                                               =========

Item 15. Indemnification of Directors and Officers.

           Our Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law.

           We maintain a directors and officers' liability policy providing insurance on behalf of any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person's status as such. This two-year policy has a $25.0 million coverage limit per occurrence and a $25.0 million limit in the aggregate. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 16.          Exhibits.

         5.1      Opinion of Broad and Cassel
         23.1 Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
         23.2     Consent of Richard A. Eisner & Company, LLP
         24.1 Power of Attorney (included in the signature page of this Registration Statement)

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (c) To include any additional or changed material information on the plan of distribution;

                  provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on this 18th day of August, 2000.

                                           GLOBALNET FINANCIAL.COM, INC.


                                           By: /S/ STANLEY HOLLANDER
                                              ----------------------------------
                                               Stanley Hollander
                                               Chairman of the Board,
                                               President and Chief
                                               Executive Officer

                                POWER OF ATTORNEY

           Each person whose signature appears below constitutes and appoints Richard Guest and Stanley Hollander as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/S/ STANLEY HOLLANDER                    Chairman of the Board, President,
-------------------------------------    Chief Executive Officer                    August 18, 2000
Stanley Hollander                        (Principal Executive Officer)

/S/ ALAN L. JACOBS                       Executive Vice President and Director      August 18, 2000
-------------------------------------
Alan L. Jacobs

/S/ RICHARD GUEST                        Chief Financial Officer                    August 18, 2000
-------------------------------------
Richard Guest

/S/ MONIQUE MACLAREN                     Secretary                                  August 18, 2000
-------------------------------------
Monique Maclaren

/S/ THERESA KIRCHMIER                    Treasurer                                  August 18, 2000
-------------------------------------
Theresa Kirchmier

/S/ RONALD B. KOENIG                     Director                                   August 18, 2000
-------------------------------------
Ronald B. Koenig

/S/ KYM ANTHONY                          Director                                   August 18, 2000
-------------------------------------
Kym Anthony

/S/ CHRISTOPHER JENNINGS                 Director                                   August 18, 2000
-------------------------------------
Christopher Jennings

/S/ N. BULENT GULTEKIN                   Director                                   August 18, 2000
-------------------------------------
N. Bulent Gultekin

/S/ MICHAEL WHITAKER                     Director                                   August 18, 2000
-------------------------------------
Michael Whitaker

/S/ NICHOLAS BACKHOUSE                   Director                                   August 18, 2000
-------------------------------------
Nicholas Backhouse

                                EXHIBIT INDEX (1)

       EXHIBIT    DESCRIPTION
       -------    -----------
         5.1      Opinion of Broad and Cassel

         23.1     Consent of Broad and Cassel (included in Exhibit 5.1)

         23.2     Consent of Richard A. Eisner & Company, LLP

         24.1 Power of Attorney (included in the signature page of this Registration Statement)

------------------------
(1) All other exhibits listed in Item 8 of Part II of this Registration Statement have been incorporated by reference herein, as indicated in
         Item 8.